EXHIBIT 99.1

General Finance Corporation Promotes Theodore Mourouzis

PASADENA, CA – April 26, 2017 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced that Theodore Mourouzis has been appointed President and Chief Executive Officer of Pac-Van, Inc. (“Pac-Van”).

Mr. Mourouzis, age 54, is responsible for Pac-Van’s North America leasing operations and reports directly to Jody Miller, President of General Finance Corporation.

“We are very pleased to make this announcement,” said Ronald Valenta, Chairman and Chief Executive Officer of General Finance Corporation. “Ted has been a steady influence in the Company and with his senior management team. He has a strong track record of growth over two decades in the equipment rental sector. He will continue to lead Pac-Van and execute on its strategic plan. We very much appreciate Ted’s commitment, consistency and loyalty to the Company, its capital providers, vendors, employees and customers.”

Mr. Mourouzis noted, “I am thankful for the support of the General Finance Corporation executives, and for the efforts of the great team at Pac-Van – a team that has demonstrated the ability to continually provide the quality products and high levels of service necessary to expand our customer base. I look forward to working with the team to continue to grow our business.”

Mr. Mourouzis spent two decades in the equipment rental industry and has been with Pac-Van over twenty years, serving previously as its Vice President of Finance, Chief Operating Officer and President. Prior to joining Pac-Van, he worked in management for a 3M joint venture and as a consultant for Deloitte & Touche. Mr. Mourouzis is a 1985 graduate of Stanford University and has a Master of Business Administration from the Wharton School of the University of Pennsylvania.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America. Royal Wolf’s shares trade under the symbol “RWH” on the Australian Securities Exchange.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223